Exhibit 99.1

For Immediate Release

Contact:

Mark H. Collin

603-773-6612

collin@unitil.com

Unitil Announces Exercise of Over-Allotment Option by Underwriters

Hampton, NH – June 23, 2009: Unitil Corporation (NYSE:UTL) today announced that its underwriters exercised an over-allotment option to purchase an additional 300,000 shares of its common stock. Unitil granted the option to the underwriters in connection with its previously announced public offering of 2,400,000 shares, which priced on May 21, 2009 at a public offering price of $20.00 per share and closed on May 27, 2009. The net proceeds of approximately $51.2 million (after payment of the underwriting discount, but excluding estimated offering expenses) from this public offering, including the over-allotment, were used (i) to repay the remaining portion outstanding under the bridge credit facility (approximately $39.1 million) that Unitil used to finance the acquisitions of Northern Utilities, Inc. and Granite State Gas Transmission, Inc., which closed on December 1, 2008, and the related costs and expenses and (ii) for other general corporate purposes.

RBC Capital Markets Corporation acted as the sole bookrunner for the offering. The co-managers for the offering were Janney Montgomery Scott LLC., Oppenheimer & Co. Inc., Brean Murray, Carret & Co., LLC., and Edward D. Jones & Co., L.P.

A copy of the final prospectus supplement and the accompanying base prospectus relating to this offering may be obtained from RBC Capital Markets Corporation, 3 World Financial Center, 8th Floor, 200 Vesey Street, New York, NY 10281, Attention: Equity Syndicate. Phone: 212-428-6670; or from any of the other underwriters.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy shares of the common stock. The shares were offered and sold pursuant to a prospectus supplement filed as part of a shelf registration statement.

About Unitil

Unitil is a public utility holding company with subsidiaries providing electric and natural gas distribution service in New Hampshire and Massachusetts, natural gas distribution service in Maine and energy services throughout the northeast. Unitil serves approximately 170,000 utility customers in three states. Its utility affiliates include Unitil Energy Systems, Inc., Fitchburg Gas and Electric Light Company, Northern Utilities, Inc. and Granite State Gas Transmission, Inc. Its other subsidiaries include Unitil Service Corp. and its non-regulated business segment Unitil Resources, Inc. Usource L.L.C. is a subsidiary of Unitil Resources, Inc.

Forward Looking Statements:

This press release contains forward-looking statements, which are subject to the risks and inherent uncertainties in predicting future results and conditions. All statements, other than statements of historical fact, are forward-looking statements. Certain factors that could cause the actual results to differ materially from those projected in these forward-looking statements include, but are not limited to the following: our ability to integrate the business, operations, and personnel of Northern Utilities, Inc. and Granite State Gas Transmission, Inc. and to achieve the estimated potential synergy savings attributable to our acquisition of those entities; our ability to retain existing customers and gain new customers; variations in weather; major storms; changes in the regulatory environment; interest rate fluctuation and credit market concerns; customers’ preferences on energy sources; general economic conditions; increased competition; fluctuations in supply, demand, transmission capacity and prices for energy commodities; and customers’ performance under multi-year energy brokering contracts, all of which are difficult to predict, and many of which are beyond the control of Unitil Corporation.